UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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DYAX CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DYAX CORP.
300 TECHNOLOGY SQUARE
CAMBRIDGE, MA 02139
(617) 250-5500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 18, 2006

The 2006 Annual Meeting of Stockholders of Dyax Corp., a Delaware corporation (“Dyax”), will be held at the offices of Dyax Corp., 300 Technology Square, Cambridge, Massachusetts, at 2:00 p.m. on Thursday, May 18, 2006, for the following purposes:

1.                To elect three Class III directors to serve until the 2009 Annual Meeting of Stockholders.

2.                To ratify the appointment of PricewaterhouseCoopers LLP as Dyax’s independent registered public accounting firm for the 2006 fiscal year.

3.                To transact any other business that may properly come before the meeting or any adjournment of the meeting.

Only stockholders of record at the close of business on April 4, 2006 will be entitled to vote at the meeting or any adjournment of the meeting.

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

By order of the Board of Directors,
Nathaniel S. Gardiner
Secretary
April 18, 2006

DYAX CORP.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
MAY 18, 2006

Our Board of Directors is soliciting your proxy with the enclosed proxy card for use at our 2006 Annual Meeting of Stockholders to be held at our offices at 300 Technology Square, Cambridge, Massachusetts at 2:00 p.m. on Thursday, May 18, 2006, and at any adjournments of the meeting. The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is April 18, 2006.

General Information About Voting

Who can vote.   You will be entitled to vote your shares of Dyax Common Stock at the annual meeting if you were a stockholder of record at the close of business on April 4, 2006. As of that date, 43,570,785 shares of Common Stock were outstanding. You are entitled to one vote for each share of Common Stock that you held at that date.

How to vote your shares.   You can vote your shares either by attending the annual meeting and voting in person or by voting by proxy. If you choose to vote by proxy, please complete, sign, date and return the enclosed proxy card. The proxies named in the enclosed proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how you wish your shares to be voted, the proxies will vote your shares in favor of the proposals contained in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person.

How you may revoke your proxy.   You may revoke the authority granted by your executed proxy at any time before its exercise by filing with Dyax, Attention: Nathaniel S. Gardiner, Secretary, a written revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

Quorum.   A quorum of stockholders is required in order to transact business at the annual meeting. A majority of the outstanding shares of Common Stock entitled to vote must be present at the meeting, represented either in person or by proxy, to constitute a quorum for the transaction of business. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to vote your shares in person or to revoke your proxy.

Abstentions and broker non-votes.   “Broker non-votes” are proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals. Abstentions and broker non-votes will be considered present for purposes of determining a quorum for a matter.

Householding of Annual Meeting Materials.   Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 300 Technology Square, Cambridge, Massachusetts 02139, Attn:  Investor Relations, telephone: (617) 225-2500. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Share Ownership

The following table and footnotes set forth certain information regarding the beneficial ownership of our Common Stock as of March 15, 2006 by (i) persons known by us to be beneficial owners of more than 5% of our Common Stock, (ii) our current executive officers and our named executive officers, (iii) our directors and (iv) all our current executive officers and directors as a group.

	Number of Shares Beneficially Owned
Beneficial Owner	Shares(1)	Percent
Federated Investors, Inc. and certain related entities(2)	4,638,600	10.65%
Federated Investors Tower
Pittsburgh, PA 15222-3779
Henry E. Blair(3)	1,324,212	3.04%
Constantine E. Anagnostopoulos, Ph.D.(4)	80,895	*
Susan B. Bayh(5)	24,750	*
James W. Fordyce(6)	89,381	*
Mary Ann Gray, Ph.D.(7)	18,000	*
Thomas L. Kempner(8)	1,225,627	2.81%
Henry R. Lewis, Ph.D.(9)	110,935	*
David J. McLachlan(10)	62,950	*
Thomas R. Beck, M.D.(11)	57,604	*
Stephen S. Galliker(12)	458,205	1.05%
Ivana Magovcevic-Liebisch, Ph.D., J.D.(13)	221,130	*
Clive R. Wood, Ph.D.(14)	150,219	*
Lynn G. Baird, Ph.D.(15)	222,087	*
All Current Directors and Executive Officers as a Group (12 Persons)(16)	3,818,887	8.78%

*                    Less than 1%

(1)          The persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.

(2)          Based on the Schedule 13G filed by Federated Investors, Inc. with the SEC on February 14, 2006. Federated Investors, Inc. is the parent holding company of Federated Investment Management Company, Federated Investment Counseling, and Federated Global Investment Management Corp. (the “Investment Advisers”), which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in us. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Investors, Inc. All of Federated Investors’ outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees.

(3)          Includes (i) 114,100 shares which are held in a trust for the benefit of Mr. Blair’s spouse and child, as to which Mr. Blair disclaims beneficial ownership, and (ii) 653,191 shares of Common Stock issuable to Mr. Blair upon exercise of outstanding options exercisable within the 60-day period following March 15, 2006.

(4)          Includes (i) 13,585 shares which are held in a trust for the benefit of Dr. Anagnostopoulos’ spouse, of which Dr. Anagnostopoulos is a trustee, and (ii) 67,310 shares of Common Stock issuable to

Dr. Anagnostopoulos upon exercise of outstanding options exercisable within the 60-day period following March 15, 2006.

(5)          Consists entirely of shares of Common Stock issuable to Ms. Bayh upon the exercise of outstanding options exercisable within the 60-day period following March 15, 2006.

(6)          Includes 70,840 shares of Common Stock issuable to Mr. Fordyce upon exercise of outstanding options exercisable within the 60-day period following March 15, 2006.

(7)          Consists entirely of shares of Common Stock issuable to Dr. Gray upon the exercise of outstanding options exercisable within the 60-day period following March 15, 2006.

(8)          Includes (i) 1,079,486 shares of Common Stock held in trusts for the benefit of Mr. Kempner’s brother’s children, Mr. Kempner’s children and Mr. Kempner, of which Mr. Kempner is a trustee, (ii) 5,021 shares held by Mr. Kempner’s spouse, (iii) 11,792 shares held by Pinpoint Partners Corporation, of which Mr. Kempner is President, and (iv) 53,764 shares owned by Loeb Investors Co. IX, of which Mr. Kempner is the Managing Partner. Also includes 67,813 shares of Common Stock issuable to Mr. Kempner upon exercise of outstanding options exercisable within the 60-day period following March 15, 2006.

(9)          Includes 78,988 shares of Common Stock issuable to Dr. Lewis upon exercise of outstanding options exercisable within the 60-day period following March 15, 2006.

(10)   Includes 57,750 shares of Common Stock issuable to Mr. McLachlan upon exercise of outstanding options exercisable within the 60-day period following March 15, 2006.

(11)   Consists entirely of shares of Common Stock issuable to Dr. Beck upon the exercise of outstanding options exercisable within the 60-day period following March 15, 2006.

(12)   Includes 405,063 shares of Common Stock issuable to Mr. Galliker upon exercise of outstanding options exercisable within the 60-day period following March 15, 2006.

(13)   Includes 211,593 shares of Common Stock issuable to Dr. Magovcevic-Liebisch upon the exercise of outstanding options exercisable within the 60-day period following March 15, 2006.

(14)   Includes 150,000 shares of Common Stock issuable to Dr. Wood upon exercise of outstanding options exercisable within the 60-day period following March 15, 2006.

(15)   Includes 217,553 shares of Common Stock issuable to Dr. Baird upon exercise of outstanding options exercisable within the 60-day period following March 15, 2006.

(16)   See Notes 3 through 14. Includes 1,862,902 shares of Common Stock issuable upon exercise of outstanding options exercisable within the 60-day period following March 15, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and persons who own beneficially more than ten percent of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in their ownership of our securities with the Securities and Exchange Commission. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that for 2005 our executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors has fixed the number of directors at eight (8) for the coming year. Under our charter, our Board is divided into three classes, with each class having as nearly equal number of directors as possible. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of stockholders. At the 2006 Annual Meeting, three Class III Directors will be elected to hold office for three years until their successors are elected and qualified. Our Board of Directors has nominated Constantine E. Anagnostopoulos, Henry R. Lewis and David J. McLachlan for re-election as Class III Directors at the upcoming annual meeting. Each has consented to serve, if elected. If any nominee is unable to serve, proxies will be voted for any replacement candidate nominated by our Board of Directors.

Votes Required

Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Nominees for Director

The following table contains certain information as of March 15, 2006 about the nominees for Class III Director and current directors whose term of office will continue after the annual meeting.

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
	Class III Directors (present term expires in 2006)
Constantine E. Anagnostopoulos Age: 83	Constantine E. Anagnostopoulos, Ph.D. has been a director of Dyax since 1991. He has been a Managing General Partner of Gateway Associates L.P., a venture capital management firm, since 1987. Dr. Anagnostopoulos is a retired corporate officer of Monsanto Company. He is also a director of a number of other biotechnology companies, including ActivBiotics, Inc.	1991
Henry R. Lewis Age: 80	Henry R. Lewis, Ph.D. has been a director of Dyax since 1995, and previously was a director of Protein Engineering Corporation before its merger with Dyax. He has also served as the Lead Director since 2003. From 1986 to 1991, Dr. Lewis was the Vice Chairman of the board of directors of Dennison Manufacturing Company. From 1982 to 1986, he also served as a Senior Vice President at Dennison. Dr. Lewis was also a director of Genzyme Corporation from 1986 until 2000.	1995

David J. McLachlan Age: 67

David J. McLachlan has been a director of Dyax since 1999. He was the Executive Vice President and Chief Financial Officer of Genzyme Corporation from 1989 to 1999 and a senior advisor to Genzyme’s chairman and chief executive officer through June 2004. Prior to joining Genzyme, Mr. McLachlan served as Chief Financial Officer and Vice President of Adams-Russell Company, an electronic component supplier and cable television operator. Mr. McLachlan currently serves on the Board of Directors of HearUSA Inc., a hearing care company, and Skyworks Solutions, Inc., a manufacturer of analog, mixed signal and digital semiconductors for mobile communications.

1999
Class I Directors (present term expires in 2007)
Susan B. Bayh Age: 46

Susan B. Bayh has been a director of Dyax since 2003. Ms. Bayh served as the Commissioner of the International Commission between the U.S. and Canada from 1994 to 2000, overseeing compliance with environmental and water level treaties for the United States-Canadian border. From 1994 to 2001, Ms. Bayh served as a Distinguished Visiting Professor at the College of Business Administration at Butler University. From 1989 to 1994, Ms. Bayh was an attorney in the Pharmaceutical Division of Eli Lilly and Company, where she focused on marketed products, clinical trials and regulatory issues. Previously, she practiced law, specializing in litigation, utility, corporate and antitrust law. Currently, Ms. Bayh serves as a director of Wellpoint, Inc., Dendreon Corporation, Curis, Inc., Emmis Communications Corporation and Nastech Pharmaceutical Co., Inc.

2003
Henry E. Blair Age: 62

Henry E. Blair has served as Chairman of the Board of Dyax Corp. since its merger with Protein Engineering Corporation in 1995, as acting Chief Executive Officer from 1995 until his appointment as Chief Executive Officer in 1997, and as President from 1995 until 2005. He has been a director and officer of the Company since co-founding it in 1989. Mr. Blair is a director of Genzyme Corporation, a company he co-founded in 1981. He was also a co-founder of Biocode, Inc. and GelTex Pharmaceuticals, Inc. Mr. Blair was a director of Esperion Therapeutics, Inc. prior to its acquisition by Pfizer, Inc. in February 2004.

1989

Class II Directors (present term expires 2008)
James W. Fordyce Age: 63	James W. Fordyce has been a director of Dyax since 1995. Mr. Fordyce is currently Managing Partner of MEDNA Partners LLC, a private advisory firm. From 1981 to 2004 he was a general partner of Prince Ventures LP, a venture capital management firm focused on investments in medicine and the life sciences. From 1998 to 2004, Mr. Fordyce also served as the Managing Member of Fordyce & Gabrielson LLC, a private investment management firm. He is currently Chairman of the Board of Directors of the Albert and Mary Lasker Foundation.	1995
Mary Ann Gray Age: 53

Mary Ann Gray, Ph.D. has been a director of Dyax since February 2004. Dr. Gray established Gray Strategic Advisors, LLC in August 2003 to provide strategic advice to both public and private biotechnology companies. From 1999 to July 2003, she served as a Senior Analyst and Portfolio Manager of the Federated Kaufmann Fund, focusing on both public and private healthcare investments. Prior to joining the Kaufmann Fund, Dr. Gray was a sell-side biotechnology analyst with Kidder Peabody from 1992 to 1995, and held similar positions with Warburg Dillon Read from 1996 to 1998 and with Raymond James & Associates from 1998 to 1999. Additionally, Dr. Gray has over twelve years of experience as a scientist in academia and industry. She held scientific positions at Schering Plough Corporation and NeoRx Corporation, and early in her career Dr. Gray managed pre-clinical toxicology studies for the National Cancer Institute through Battelle Memorial Institute. She is also a director of Telik, Inc. and Acadia Pharmaceuticals, Inc., both biotechnology companies.

2004
Thomas L. Kempner Age: 78

Thomas L. Kempner has been a director of Dyax since 1995, and previously was a director of Protein Engineering Corporation before its merger with Dyax. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation, an investment banking firm, and its predecessors since 1978. He is also President of Pinpoint Partners Corporation, the general partner of the Loeb Investment Partnerships. Mr. Kempner is a director of FuelCell Energy, IGENE BioTechnology, Inc., Intermagnetics General Corporation, and Intersections, Inc. Mr. Kempner also serves as a director emeritus of Northwest Airlines, Inc.

1995

Board and Committee Matters

Independence.   Our Board of Directors has determined that each of the current directors, as well as those standing for re-election, are independent directors as defined by applicable NASDAQ Stock Market standards governing the independence of directors, except for Henry E. Blair, our Chairman and Chief Executive Officer. In addition, the Board of Directors has appointed Henry R. Lewis to serve as Lead Director. The Lead Director is an outside and unrelated director appointed by the Board of Directors to act as Chair of the Nominating and Governance Committees and to preside at executive sessions of the Board.

Board Meetings and Committees.   Our Board of Directors held seven (7) meetings during 2005. In addition to the six (6) meetings of the Nominating and Governance Committee, the independent directors held executive sessions at three (3) meetings of the Board. During 2005, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served.  In 2005, all of our directors attended the annual meeting of shareholders. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of shareholders barring significant commitments or special circumstances.

Shareholder Communications.   Any shareholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, c/o our General Counsel, Ivana Magovcevic-Liebisch. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.

Our Board of Directors has three standing committees:  Audit Committee, Compensation Committee and Nominating and Governance Committee.

Audit Committee.   The Audit Committee has authority to select and engage our independent registered public accounting firm and is responsible for reviewing our audited financial statements, accounting processes and reporting systems. The Audit Committee also discusses the adequacy of our internal financial controls with our management and our independent registered public accounting firm. In addition, the Audit Committee is responsible for overseeing the independence of, and approving all services provided by, our independent registered public accounting firm.

The members of the Audit Committee are David McLachlan (Chair), Mary Ann Gray, Thomas Kempner and Henry Lewis. Our Board of Directors has considered and concluded that each of the members of the Audit Committee satisfies the independence and financial literacy and expertise requirements as defined by applicable NASDAQ Stock Market standards governing the qualifications of Audit Committee members. Additionally, our Board of Directors has determined that all of the members of the Audit Committee qualify as audit committee financial experts under the rules of the SEC.

The Audit Committee held nine (9) meetings during 2005. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee reviewed the charter in March 2005 and recommended amendments, which were approved by the Board. The Audit Committee reviewed the charter again in March 2006 and determined that no further amendments were needed at that time. For more information about the Audit Committee, including its audit services pre-approval procedures, see “Report of the Audit Committee” and “Audit Fees” in this proxy statement.

Compensation Committee.   Our Compensation Committee is responsible for establishing cash compensation policies with respect to our executive officers and directors, determining the compensation to be paid to our executive officers and administering our equity incentive and stock purchase plans. The members of the Compensation Committee are James Fordyce (Chair), Constantine Anagnostopoulos, Susan Bayh and Henry Lewis. The Compensation Committee held six (6) meetings during 2005.

Nominating and Governance Committee.   Our Nominating and Governance Committee identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of shareholders and candidates to fill vacancies on the Board. Additionally, the Committee recommends to the Board the directors to be appointed to Board committees. The Committee also develops and recommends to the Board a set of corporate governance guidelines applicable to the Board and to the Company and oversees the effectiveness of our corporate governance in accordance with those guidelines. The Nominating and Governance Committee currently consists of all the independent directors serving on the Board, namely Henry Lewis (Chair), Constantine Anagnostopoulos, Thomas Kempner, James Fordyce, Susan Bayh, David McLachlan and Mary Ann Gray, each of whom the Board has determined meets the independence requirements as defined by applicable NASDAQ Stock Market standards governing the independence of directors. The committee held six (6) meetings during 2005. The Nominating and Governance Committee operates pursuant to a written charter, which is available on our website at www.dyax.com.

The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members. Additionally, in selecting nominees for directors, the Nominating and Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. Any stockholder who wishes to recommend a candidate for consideration by the Committee as a nominee for director should follow the procedures set forth in “Shareholder Recommendations for Director Nominations” below. The Nominating and Governance Committee will also consider whether to nominate any person proposed by a shareholder in accordance with the provisions of our bylaws relating to shareholder nominations as described in “Deadline for Stockholder Proposals and Director Nominations” below.

Once the Nominating and Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, which include among others:

•        whether the prospective nominee meets the independence requirements and audit committee qualifications defined under applicable NASDAQ Stock Market standards and audit committee financial expert requirements defined under applicable SEC rules and regulations;

•        the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to our business and industry;

•        the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and

•        the extent to which the prospective nominee holds any position that would conflict with a director’s responsibilities to Dyax.

If the Committee’s internal evaluation is positive, a sub-group of the committee will interview the candidate. Upon completion of this evaluation and interview process, the committee makes a recommendation to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering the recommendation and report of the Committee.

Director Compensation

Director Fees.   Our directors who are not employees of Dyax receive compensation for their services as directors in the form of an annual retainer of $20,000, payable in quarterly installments, a fee of $2,000 for each Board meeting attended ($1,000 for attendance by conference call), and a fee of $1,000 for each committee meeting attended ($500 for attendance by conference call), other than meetings of the Nominating and Governance Committee held in conjunction with a Board meeting, plus reimbursement for travel expenses. We pay non-employee directors who serve as the chairman of a committee of the Board of Directors an additional $7,000 per year except that in the case of the Chairman of the Audit Committee it is $10,000. All other non-employee directors who serve on a committee of the Board of Directors receive an additional $3,000 per year. Directors who are also our employees receive no additional compensation for serving as directors.

Stock Options.   In addition, our non-employee directors elected at the 2005 Annual Meeting automatically received stock options under our Amended and Restated 1995 Equity Incentive Plan to purchase 9,000 shares of our Common Stock for each year of their three-year term, as will non-employee directors elected at the 2006 Annual Meeting. Non-employee directors elected between annual meetings automatically receive options to purchase 9,000 shares of our Common Stock for each year or portion of a year remaining in the three-year term of the class of directors to which they have been elected.

Certain Relationships and Related Transactions

Mr. Blair serves as an outside director of Genzyme Corporation and was a consultant to Genzyme until 2001. Dr. Anagnostopoulos served as a director of Genzyme until April 2005. Mr. McLachlan served as a senior advisor to Genzyme’s Chief Executive Officer until 2004 and as an officer of Genzyme from 1989 to 1999.

We collaborate with Genzyme in the development of our lead product candidate, DX-88, for the treatment of hereditary angioedema (HAE). Under our collaboration agreement with Genzyme, we have established a joint venture, Dyax—Genzyme LLC, to coordinate on-going development of DX-88 for the treatment of HAE. Dyax and Genzyme are each responsible for 50% of all costs incurred in connection with the development and commercialization of DX-88 for HAE and each will be entitled to receive approximately 50% of any profits realized from it. In addition, we are entitled to receive potential milestone payments from Genzyme in connection with the development of DX-88. We received the first such milestone payment, approximately $3 million, in December, 2005, when we dosed the first patient in the pivotal Phase III trial of DX-88 for HAE known as EDEMA3. In addition, we will be entitled to receive potential milestone payments of $10 million for the first FDA-approved product derived from DX-88, and up to $15 million for additional therapeutic indications developed under the collaboration.

The term of the joint venture is perpetual unless terminated by either party with prior written notice, upon a material breach by the other party or immediately upon a change of control or bankruptcy of the other party. We currently anticipate that this collaboration will not terminate until the parties determine that no commercial products will result from the collaboration or, if commercial products are eventually sold, until the sale of those products is no longer profitable. Because the drug discovery and approval process is lengthy and uncertain, we do not expect to be able to determine whether any commercial products will result under this collaboration until the completion of clinical trials.

Genzyme has loaned us $7.0 million under a senior promissory note secured by the tangible and intangible personal property arising out of the DX-88 program and our right to revenues from licenses of our fundamental phage display patent portfolio. The note is subject to financial covenants, under which we must maintain at least $20.0 million in cash, cash equivalents or short-term investments based on our quarterly consolidated financial statements and we must continue to satisfy at least one continued listing standard for the NASDAQ National Market. As of December 31, 2005, we had borrowed the full $7.0 million available under the note.

Compensation Committee Interlocks And Insider Participation

Our Compensation Committee determines salaries, incentives and other compensation for our directors and officers. The Compensation Committee also administers our equity incentive and stock purchase plans. The Compensation Committee currently consists of Ms. Bayh and Mr. Fordyce, Drs. Anagnostopoulos and Lewis. For more information regarding the prior relationship of Dr. Anagnostopoulos with Genzyme Corporation and its relationships with Dyax, see the sections of this proxy statement entitled “Share Ownership,” “Election of Directors” and “Certain Relationships and Related Transactions.”

EXECUTIVE OFFICERS

The following contains certain information as of March 15, 2006 about the current executive officers of Dyax:

Name	Age	Position
Henry E. Blair	62	Chairman of the Board and Chief Executive Officer
Thomas R. Beck, M.D.	56	President and Chief Operating Officer
Stephen S. Galliker	59	Executive Vice President, Finance and Administration, and Chief Financial Officer
Ivana Magovcevic-Liebisch, Ph.D., J.D.	38	General Counsel and Executive Vice President, Corporate Communications
Clive R. Wood, Ph.D.	45	Executive Vice President, Discovery Research, and Chief Scientific Officer

Henry E. Blair has been a director and officer of Dyax Corp. since co-founding it in 1989. Mr. Blair has been our Chief Executive Officer since 1997. Previously, Mr. Blair served as Chairman of the Board and President of Dyax since its merger with Protein Engineering Corporation in 1995. Additionally, Mr. Blair is a director of Genzyme Corporation, a company he co-founded in 1981. He also co-founded Biocode, Inc. and GelTex Pharmaceuticals, Inc. Prior to its acquisition by Pfizer, Inc. in February 2004, Mr. Blair was a director of Esperion Therapeutics, Inc.

Thomas R. Beck joined Dyax in June 2005 as Executive Vice President, Business and Product Development, and became President and Chief Operating Officer in December 2005. Previous to Dyax, Dr. Beck was the Director, Global Research and Development for UCB Pharma, a global pharmaceutical company, from 1998 to 2004. Prior to joining UCB Pharma in 1998, Dr. Beck served six years as Chief Executive Officer for privately held CytoMed, Inc., a drug discovery company focused on asthma, allergy and inflammation. Previously, he served as President of Enzytech, a privately held drug delivery company, and held several positions in Clinical and Business Development at Smith Kline Beecham. Dr. Beck holds a Doctor of Medicine from Cornell University and a Bachelor of Science from Yale University.

Stephen S. Galliker has served as our Executive Vice President, Finance and Administration, and Chief Financial Officer since 1999. From 1996 to 1999, Mr. Galliker was the Chief Financial Officer of Excel Switching Corporation, a developer and manufacturer of open switching platforms for telecommunications networks, and was Excel’s Vice President, Finance and Administration from 1997 to 1999. From 1992 to 1996, Mr. Galliker was employed by Ultracision, Inc., a developer and manufacturer of ultrasonically powered surgical instruments, where he served as Chief Financial Officer and Vice President of Finance until 1995, when he became Ultracision’s Chief Operating Officer. Mr. Galliker is also a director of Osteotech, Inc., a medical device company.

Ivana Magovcevic-Liebisch, Ph.D., J.D. became our General Counsel and Executive Vice President, Corporate Communications in December 2005. She oversees the Legal and Investor Relations and Corporate Communications departments and acts as Assistant Secretary of the Board. Prior to her current position, she served as Dyax’s Senior Vice President of Legal Affairs and Chief Patent Counsel beginning in early 2004. She joined Dyax in April 2001 as Vice President of Intellectual Property. Dr. Magovcevic-Liebisch was Director of Intellectual Property and Patent Counsel for Transkaryotic Therapies, Inc. from 1998 to 2001. Additionally, she worked as a patent agent at Fish and Richardson and Lahive & Cokfield, two Boston patent law firms. Dr. Magovcevic-Liebisch holds a doctorate in genetics from Harvard University and a law degree from Suffolk University.

Clive R. Wood, Ph.D. has served as our Executive Vice President, Discovery Research since December 2005. He joined us in August 2003 as Chief Scientific Officer and Senior Vice President, Discovery Research.  While continuing his previous roles within Discovery Research, he now also manages all pre-clinical product development. Prior to working with Dyax, Dr. Wood spent 17 years at Genetics Institute and its successor, Wyeth Research. There, he held a number of drug discovery positions of increasing scope and responsibility. Dr. Wood held the position of Senior Director and Acting Head of Inflammation Discovery Research at Wyeth Research in Cambridge, MA. While with Genetics Institute and Wyeth, Dr. Wood focused on respiratory diseases, transplantation, immunology, hematopoiesis and antibody technologies. Beginning in 1986, Dr. Wood worked for four years at Celltech, Ltd. and contributed to the first work on the production of recombinant antibodies. Dr. Wood also serves as an adjunct Professor in the Department of Pharmacology and Experimental Therapeutics of Boston University School of Medicine. He received his Biochemistry B.Sc. in addition to his Ph.D. from the University of London in 1982 and 1986, respectively.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

The Compensation Committee of the Dyax Board of Directors determines the compensation to be paid to Dyax’s executive officers, including the Chief Executive Officer. The Committee also administers Dyax’s equity incentive plan and its employee stock purchase plan, including the grant of stock options and other awards under those plans. This report is submitted by the Committee and addresses the compensation policies for fiscal year 2005 as they affected Mr. Blair, as Chairman and Chief Executive Officer, and each other person who served as an executive officer of Dyax during 2005, including those named in this year’s Summary Compensation Table.

Compensation Philosophy

Dyax’s executive compensation policy is designed to attract, retain and reward executive officers who contribute to Dyax’s long-term success and to maintain a competitive salary structure as compared with other biotechnology companies. The compensation program seeks to align compensation with the achievement of business objectives and individual and corporate performance. Bonuses are included to encourage effective individual performance relative to Dyax’s current plans and objectives. Stock option grants are key components of the executive compensation program and are intended to provide executives with an equity interest in Dyax in order to link a meaningful portion of the executive’s compensation with the performance of Dyax’s Common Stock.

In executing its compensation policy, the Committee seeks to reward each executive’s achievement of designated objectives relating to Dyax’s annual and long-term performance and individual fulfillment of responsibilities. While compensation survey data are useful guides for comparative purposes, the Committee believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and to that extent the Committee applies its judgment in reconciling the program’s objectives with the realities of retaining valued employees.

Executive Compensation Program

Dyax’s executive compensation package for the Chief Executive Officer, and the other named executive officers is composed of three elements:

(i)            base salary;

(ii)        annual incentive bonuses based on corporate and departmental performance; and

(iii)    initial, annual and other periodic grants of stock options under the Amended and Restated 1995 Equity Incentive Plan.

Named Executive Officers.   The Compensation Committee reviews with our Chief Executive Officer his evaluation of the performance of each of our named executive officers and his recommendations for each element of the executive’s compensation based upon the executive’s salary history and internal and external equity considerations. Based on this review, the Compensation Committee each year makes the final determination of the base salaries provided for each of the named executive officers.  The annual base salary for 2006 for each named executive officer was reviewed and, where appropriate, adjusted in light of the executive’s prior performance, tenure and responsibilities, as well as independent compensation data for executives in comparable positions in other biotechnology companies.

For fiscal 2005, the Committee established a target bonus opportunity for each of the senior executives, other than Mr. Blair, expressed as a percentage of base salary. The target bonus opportunity, which ranged from 30% to 40% for these senior executives, could be exceeded by up to 20% of the target for exceptional performance. For example, an executive with a target bonus of 30% who had outstanding performance could receive a bonus of as much as 36% of base salary. One half of each 2005 bonus was tied to Dyax’s corporate performance and one half was tied to the Committee’s judgment regarding departmental performance against objectives determined by Mr. Blair. In February 2006, the Compensation Committee reviewed with Mr. Blair the performance of each named executive officer and determined the bonus to be paid to each of them based on company performance against a number of corporate objectives and the achievement of departmental performance goals for 2005. The portion of bonuses based on corporate objectives included subjective assessment of a number of objectives in the areas of Dyax’s clinical development of product candidates, advancement of Dyax’s research pipeline, cash receipts, use of cash, and recruitment and training of employees, among other factors agreed upon among the Committee and Mr. Blair.

Executive officer compensation also includes long-term incentives through awards of options to purchase Common Stock. The purposes of the stock option grant program are to reinforce the mutuality of long-term interests between Dyax’s employees and stockholders, and to assist in the attraction and retention of important key executives, managers and individual contributors who are essential to Dyax’s growth and development.

When the Committee reviewed recommended equity grants for executive officers in June 2005, the Committee followed a similar procedure to that used for base salaries and bonuses. After review of our CEO’s recommendations and comparative data, the Committee approved option grants of 75,000 shares to Mr. Galliker, 60,000 shares to Dr. Magovcevic-Liebisch, 75,000 shares to Dr. Wood and 75,000 shares to Dr. Baird, as shown in the Summary Compensation Table. In the case of Dr. Beck, the Committee recommended an initial grant of 100,000 shares when he joined Dyax full-time in June 2005. In addition, the Committee approved additional option grants in connection with promotions of three executive officers in December 2005, including an option grant of 25,000 shares to Dr. Beck and option grants of 12,500 shares for each of Drs. Wood and Magovcevic-Liebisch.

Chief Executive Officer.   The Compensation Committee established a 2005 compensation package for Mr. Blair based on an analysis of compensation data for chief executive officers in comparable companies gathered from the AON Radford survey.

In determining Mr. Blair’s 2005 base salary, the Committee reviewed the range of chief executive officer salaries in publicly-traded biopharmaceutical companies of similar size and noted Mr. Blair’s request that his salary remain the same, after which the Committee elected to keep Mr. Blair’s base salary at $500,000.

Mr. Blair’s target bonus percentage for 2005 was fixed at 40% of his base salary and was based entirely on the Committee’s assessment of Dyax’s performance against corporate goals. In February 2006, the Committee awarded Mr. Blair a bonus of $170,000, representing 85% of his target bonus opportunity for 2005. In addition, in June 2005, the Committee awarded Mr. Blair an option to purchase 150,000 shares of Common Stock based on equity awards reflected in the survey data and the performance of Dyax during the preceding twelve months.

Compensation Deductibility

Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer and its four other highest compensated officers. This provision excludes certain types of “performance based compensation” from the compensation subject to the limit. The Committee does not expect to pay any one covered employee salary and bonus for 2005 that could exceed $1,000,000. In addition, the Amended and Restated 1995 Equity Incentive Plan contains an individual annual limit on the number of stock options and stock appreciation rights that may be granted under the plan so that such awards will qualify for the exclusion from the limitation on deductibility for performance-based compensation. The Committee believes, however, that in some circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of the Company and its shareholders. Given our industry and business, as well as the competitive market for outstanding executives, we believe that it is important for the Committee to retain the flexibility to design compensation programs consistent with its executive compensation philosophy for the Company, even if some executive compensation is not fully deductible. Accordingly, the Committee may from time to time approve elements of compensation for certain executives that are not fully deductible.

By the Compensation Committee,
James W. Fordyce (Chair)
Constantine E. Anagnostopoulos
Susan B. Bayh
Henry R. Lewis

Summary Compensation Table

The following table sets forth certain compensation information for our (i) Chief Executive Officer, (ii) the other four executive officers of the Company, and (iii) the other officer (Dr. Baird) for whom disclosure would be required but for the fact that she was not serving as an executive officer as of December 31, 2005. We refer to these persons as the named executive officers.

Summary Compensation Table

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)(a)	Bonus($)(b)	Shares Of Common Stock Underlying Options(#)	All Other Compensation($)(c)
Henry E. Blair	2005	500,000	102,300	150,000	9,864	(d)
Chairman and Chief Executive	2004	500,000	102,300	140,000	9,714	(e)
Officer	2003	450,000	165,000	55,000	9,701	(f)
Thomas Beck, M.D.(g)	2005	172,615	—	145,000	87,472	(h)
President and Chief Operating Officer	2004	—	—	—	—
	2003	—	—	—	—
Stephen S. Galliker	2005	285,719	74,598	75,000	14,391	(i)
Executive Vice President, Finance and	2004	273,250	74,597	75,000	22,318	(j)
Administration, and Chief Financial	2003	262,000	85,956	27,500	23,412	(k)
Officer
Ivana Magovcevic-Liebisch, Ph.D., J.D.	2005	282,204	59,125	60,000	6,786	(l)
General Counsel and Executive Vice	2004	275,000	59,125	60,000	6,633	(m)
President, Corporate Communications	2003	230,000	64,429	62,500	6,425	(n)
Clive R. Wood, Ph.D.(o)	2005	275,673	56,850	75,000	7,110	(p)
Executive Vice President, Discovery	2004	250,000	56,875	75,000	4,690	(q)
Research and Chief Scientific Officer	2003	88,151	25,770	75,000	2,002	(r)
Lynn G. Baird, Ph.D.	2005	261,252	51,638	75,000	10,172	(s)
Senior Vice President, Regulatory	2004	255,000	51,638	75,000	8,455	(t)
Affairs and Quality Systems	2003	228,000	63,014	32,500	8,163	(u)

(a)           Salary amounts reflect amounts earned during the fiscal year rather than amounts paid during the fiscal year. The amount earned during the fiscal year can differ from the amount paid due to Dyax’s standard bi-weekly payroll system.  The 2003 amounts, to the extent previously reported, have been adjusted to reflect the amount earned during the fiscal year so that salary amounts are reported on a consistent basis in this table.

(b)          Bonus amounts reflect amounts paid in a given fiscal year based on the achievement of corporate and departmental goals in the prior fiscal year.

(c)           Unless otherwise noted, this amount represents premiums paid by Dyax for group term life insurance.

(d)          Includes $6,300 in 401(k) matching paid by Dyax.

(e)           Includes $6,150 in 401(k) matching paid by Dyax.

(f)             Includes $6,000 in 401(k) matching paid by Dyax.

(g)           Dr. Beck joined Dyax as an employee in June 2005. Between January 2005 and May 2005, Dr. Beck served as a consultant to Dyax.

(h)          Includes $84,000 in consulting fees paid by Dyax to Dr. Beck before he became an employee in June 2005, as well as $2,132 in 401(k) matching paid by Dyax.

(i)             Includes $6,300 in 401(k) matching paid by Dyax and $5,769 paid to Mr. Galliker as a housing allowance.

(j)              Includes $6,150 in 401(k) matching paid by Dyax and $13,846 paid to Mr. Galliker as a housing allowance.

(k)          Includes $6,000 in 401(k) matching paid by Dyax and $15,000 paid to Mr. Galliker as a housing allowance.

(l)             Includes $6,300 in 401(k) matching paid by Dyax.

(m)      Includes $6,150 in 401(k) matching paid by Dyax.

(n)          Includes $5,992 in 401(k) matching paid by Dyax.

(o)          Dr. Wood joined Dyax in August 2003.

(p)          Includes $6,300 in 401(k) matching paid by Dyax.

(q)          Includes $4,154 in 401(k) matching paid by Dyax.

(r)            Includes $1,817 in 401(k) matching paid by Dyax.

(s)            Includes $7,849 in 401(k) matching paid by Dyax.

(t)             Includes $6,150 in 401(k) matching paid by Dyax.

(u)          Includes $5,998 in 401(k) matching paid by Dyax.

Option Grants and Potential Realizable Values Table

The following table sets forth certain information concerning option grants made to the named executive officers through December 31, 2005.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable
	Number of Securities Underlying		Percent of Total Options Granted To	Exercise or		Value at Assumed Annual Rates of Stock Price Appreciation For
	Options		Employees In	Base Price	Expiration	Option Term(b)
Name (a)	Granted(#)(a)		Fiscal Year	(Per Share)	Date	5%	10%
Henry E. Blair	150,000	(c)	9.61%	$4.52	6/28/2015	$426,390	$1,080,557
Thomas R. Beck, M.D.	2,500	(d)	0.16%	$6.62	1/19/2015	$10,408	$26,376
	2,500	(d)	0.16%	$5.25	2/19/2015	$8,090	$20,455
	5,000	(d)	0.32%	$4.34	3/19/2015	$35,041	$114,757
	5,000	(d)	0.32%	$3.72	4/19/2015	$31,475	$103,061
	5,000	(d)	0.32%	$4.41	5/19/2015	$14,175	$36,010
	100,000	(e)	6.40%	$4.59	6/01/2015	$288,662	$731,527
	25,000	(f)	1.60%	$4.31	12/07/2015	$67,739	$171,652
Stephen S. Galliker	75,000	(g)	4.81%	$4.52	6/28/2015	$213,195	$540,278
Ivana Magovcevic-Liebisch, Ph.D., J.D.	60,000	(h)	3.84%	$4.52	6/28/2015	$170,556	$432,222
	12,500		0.80%	$4.31	12/07/2015	$33,869	$85,826
Clive R. Wood, Ph.D.	75,000	(i)	4.81%	$4.52	6/28/2015	$213,195	$540,278
	12,500	(j)	0.80%	$4.31	12/07/2015	$33,869	$85,826
Lynn G. Baird, Ph.D.	75,000	(k)	4.81%	$4.52	6/28/2015	$213,195	$540,278

(a)           All options reported are Incentive Stock Options, except as noted. The Incentive Stock Options granted vest as to 1/48th of the total shares per month beginning on the first monthly anniversary of the date of grant.

(b)          The values in this column are given for illustrative purposes; they do not reflect our estimate or projection of future stock prices. The values are based on an assumption that our Common Stock’s market price will appreciate at the stated rate, compounded annually, from the date of the option grant until the end of the option’s 10-year term. Actual gains, if any, on stock option exercises will depend upon the future performance of our Common Stock’s price, which will benefit all stockholders proportionately.

(c)           These options were granted on June 28, 2005 and include 82,944 nonstatutory stock options.

(d)          These options consist entirely of nonstatutory stock options granted to Dr. Beck while serving as a consultant to the company, which options vested and became fully exercisable 30 days after their respective grant dates.

(e)           These options were granted on June 1, 2005 and include 8,214 nonstatutory stock options.

(f)             These options were granted on December 8, 2005 and include 23,098 nonstatutory stock options.

(g)           These options were granted on June 28, 2005 and include 13,306 nonstatutory stock options.

(h)          These options were granted on June 28, 2005 and include 49,306 nonstatutory stock options.

(i)             These options were granted on June 28, 2005 and include 16,225 nonstatutory stock options.

(j)              These options were granted on December 8, 2005 and include 6,250 nonstatutory stock options.

(k)          These options were granted on June 28, 2005 and include 16,201 nonstatutory stock options.

Option Exercises and Year-End Values Table

The following table sets forth certain information concerning exercisable and unexercisable stock options held by the named executive officers as of December 31, 2005.

Aggregated Option Exercises In Last Fiscal Year And
Fiscal Year-End Option Value

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End(#) Exercisable/Unexercisable	Value of Unexercised in-the-Money Options at Fiscal Year-End($) Exercisable/Unexercisable(a)
Henry E. Blair	—	—	508,029 / 159,271	$527,144 / $164,458
Thomas R. Beck, M.D.	—	—	50,000 / 95,000	$36,125 / $71,600
Stephen S. Galliker	—	—	334,734 / 83,802	$561,930 / $98,521
Ivana Magovcevic-Liebisch, Ph.D., J.D.	—	—	171,592 / 83,801	$97,887 / $103,264
Clive R. Wood, Ph.D.	—	—	129,167 / 98,958	$52,949 / $109,551
Lynn G. Baird, Ph.D.	4,534	$14,895.86	198,018 / 89,948	$198,303 / $116,051

(a)           Based on the difference between the exercise price of the option and the $5.27 closing price of the underlying Common Stock on December 31, 2005.

Executive Employment Agreements

Mr. Galliker and Drs. Beck, Magovcevic-Liebisch, Wood and Baird each has an agreement with us under which they are entitled to certain benefits under particular conditions if they are terminated in connection with, or within twelve months after, a change in control of Dyax. Under the agreements, each officer is entitled to receive, as severance, his or her base salary for a period of six months if they are terminated without cause, or if they resign for good reason due to a the material diminution of their duties, a reduction in their base salary, or a relocation of their place of business that is more than 50 miles from their prior place of business. Additionally, following the termination of any of these officers’ employment, that officer’s outstanding unvested options will be fully accelerated and he or she will also be entitled to receive full benefits during that six-month period, as well as outplacement services. In addition, each of the officers is entitled to these benefits if we terminate their employment within 90 days prior to a change in control, if their termination was a condition to the change in control transaction.

Under his 2005 employment agreement, Dr. Beck is entitled to receive a minimum base salary of $300,000. If we terminate Dr. Beck without cause, we must continue to pay him at his current salary for six months.

Under his 1999 employment agreement, Mr. Galliker is entitled to receive a minimum base salary of $185,000. If we terminate Mr. Galliker without cause, we must continue to pay him at his current salary for six months, reduced by any compensation that Mr. Galliker earns for other work performed during this six-month period.

Under her 2001 employment agreement, Dr. Magovcevic-Liebisch is entitled to receive a base salary of $168,000, which is subject to annual review.

Under his 2003 employment agreement, Dr. Wood is entitled to receive a minimum base salary of $225,000, which is subject to annual review. If we terminate Dr. Wood without cause, we must continue to pay him at his then current salary for six months.

Under her 2001 employment agreement, Dr. Baird is entitled to receive a base salary of $205,000, which is subject to annual review. If we terminate Dr. Baird without cause or, following a change in control of the Company, she is terminated or quits because the terms of her employment have been adversely changed, we must continue to pay her at her then current salary for six months.

Stock Performance Graph

The following graph shows a comparison of the cumulative total stockholder returns on our Common Stock over the period from December 31, 2000 to December 31, 2005 as compared with that of the NASDAQ Stock Market Composite Index and NASDAQ Biotechnology Index, based on an initial investment of $100 on December 31, 2000 in the Dyax’s Common Stock and in each such index. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period, assuming reinvestment of any dividends.

Comparison of Cumulative Return of Dyax Corp.,
NASDAQ US Index and NASDAQ Pharmaceutical Index

12/31/00	6/29/01	12/31/01	6/28/02	12/31/02	6/30/03	12/31/03	6/30/04	12/31/04	6/30/05	12/31/05
Dyax Corp. (Nasdaq: DYAX)	100.00	89.62	51.75	18.40	8.49	19.25	38.44	55.42	34.06	22.22	24.86
Nasdaq Stock Market (US Companies) Index	100.00	87.95	79.32	59.91	54.84	66.51	81.99	83.84	89.23	84.74	91.12
Nasdaq Pharmaceutical Index	100.00	91.99	85.23	54.06	55.07	74.78	80.73	83.35	85.98	79.08	94.69

Report of the Audit Committee

The following is the report of the Audit Committee with respect to Dyax’s audited financial statements for the year ended December 31, 2005.

The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee Dyax’s accounting and financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the committee and is available on our website—www.dyax.com. The Audit Committee is comprised entirely of independent directors as defined by applicable NASDAQ Stock Market standards.

Management is responsible for our internal controls and the financial reporting process. The Independent Registered Public Accounting Firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting and Oversight Board (United States) and issuing a report thereon. The committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm.

In the course of its oversight of Dyax’s financial reporting process, the Audit Committee of the Board of Directors has:

•        reviewed and discussed with management and PricewaterhouseCoopers LLP Dyax’s audited financial statements for the fiscal year ended December 31, 2005;

•        discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•        received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•        reviewed with management and PricewaterhouseCoopers LLP Dyax’s critical accounting policies;

•        discussed with management the quality and adequacy of Dyax’s internal controls;

•        discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence; and

•        considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining independence.

Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Dyax’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

By the Audit Committee,
David J. McLachlan, Chair
Mary Ann Gray
Henry R. Lewis
Thomas L. Kempner

Audit Fees

The firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, examined our financial statements for the year ended December 31, 2005. The Board of Directors has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for its fiscal year ending December 31, 2006. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

The aggregate fees for the audit and other services provided by PricewaterhouseCoopers LLP for the fiscal years 2005 and 2004 are as follows:

	2005	2004
Audit Fees(1)	$567,000	$950,700
Audit-Related Fees(2)	17,372	37,200
All Other Fees(3)	1,125	1,500
Total	$585,497	$989,400

(1)          Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. Audit fees for 2005 and 2004 also include fees of approximately $226,000 and $390,000, respectively, related to the new internal control auditing requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”).

(2)          Audit-related fees consisted primarily of accounting consultations, services related to a business divestiture and other attestation services.

(3)          All Other Fees include technical research materials.

For fiscal years 2005 and 2004, we also incurred fees of $124,000 and $740,000, respectively, to Protiviti, Inc., an external consulting firm retained to assist us in preparing for the audit of our internal control procedures under Section 404 of the Sarbanes-Oxley Act. This amount is in addition to the fees paid to PricewaterhouseCoopers LLP and does not reflect any allocation of the time and costs incurred internally in connection with the audit of our internal control procedures.

Our Audit Committee has adopted procedures requiring the pre-approval of all non-audit (including tax) services performed by the independent registered public accounting firm in order to assure that these services do not impair the auditor’s independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent registered public accounting firm’s independence under guidelines of the Securities and Exchange Commission and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm’s performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm’s familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm’s ability to exercise independent judgment in performing the audit.

All of the non-audit services rendered by PricewaterhouseCoopers LLP with respect to the 2005 fiscal year were pre-approved by the Audit Committee in accordance with this policy.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements for the each of the years ending December 31, 2005, 2004 and 2003. Our Audit Committee has appointed them to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006. Detailed disclosure of the audit and tax fees we paid to PricewaterhouseCoopers LLP in 2005 and 2004 may be found on page 20 of this proxy statement. Based on these disclosures and information in the Audit Committee Report on page 19 of this proxy statement, our audit committee is satisfied that our accountants are sufficiently independent of management to perform their duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, shareholder ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2006. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Dyax and its stockholders.

Other Matters

The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

Shareholder Recommendations for Director Nominations

Any shareholder wishing to recommend a director candidate for consideration by the Nominating and Governance Committee should provide the following information to the Chair of the Nominating and Governance Committee, Dyax Corp., 300 Technology Square, Cambridge, Massachusetts 02139: (a) a brief statement outlining the reasons the nominee would be an effective director for Dyax; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committee on which the candidate has served during that period, (iii) the number of shares of Dyax stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with Dyax; and (c) (i) the shareholder’s name and record address and the name and address of the beneficial owner of Dyax shares, if any, on whose behalf the proposal is made and (ii) the number of shares of Dyax stock that the shareholder and any such other beneficial owner beneficially own. The Committee may seek further information from or about the shareholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the shareholder and between the candidate and any such other beneficial owner.

Deadline for Stockholder Proposals and Director Nominations

In order for a stockholder proposal to be considered for inclusion in Dyax’s proxy materials for the 2007 Annual Meeting of Stockholders, it must be received by Dyax at 300 Technology Square, Cambridge, Massachusetts 02139 (or such other address as is listed as Dyax’s primary executive offices in its periodic reports under the Securities Exchange Act of 1934) no later than December 18, 2006.

In addition, Dyax’s Bylaws require a stockholder who wishes to bring business before or propose director nominations at an annual meeting to give advance written notice to Dyax’s Secretary between March 19, 2007 and April 2, 2007 (assuming the 2007 annual meeting of stockholders is held on May 17, 2007).

Expenses of Solicitation

We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of Common Stock. In addition to the use of mails, proxies may be solicited by officers and any of our regular employees in person or by telephone, facsimile and e-mail. We may also hire a proxy solicitation company to assist us in the distribution of proxy materials and the solicitations of proxies.

ANNUAL MEETING OF STOCKHOLDERS OF

DYAX CORP.

May 18, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

”   Please detach along perforated line and mail in the envelope provided.   ”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS
AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR
VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

					FOR	AGAINST	ABSTAIN
1. To elect three directors to serve for three-year terms (Class III).				2. To ratify the appointment of PricewaterhouseCoopers LLP as Dyax’s independent registered public accounting firm for the 2006 fiscal year.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O	Constantine E. Anagnostopoulos
		O	Henry R. Lewis
☐	WITHHOLD AUTHORITY	O	David J. McLachlan
FOR ALL NOMINEES
☐	FOR ALL EXCEPT
(See instructions below)
INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ˜

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐
Signature of Stockholder			Date:	Signature of Stockholder	Date:
Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DYAX CORP.

2006 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Dyax Corp. hereby appoints Henry E. Blair, Stephen S. Galliker and Nathaniel S. Gardiner, or any of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the annual meeting of stockholders (the “2006 Annual Meeting”) to be held at 2:00 p.m., local time, on Thursday, May 18, 2006, at the offices of Dyax Corp., 300 Technology Square, Cambridge, Massachusetts 02139, and at any adjournments of the meeting, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

This proxy will be voted as directed by the undersigned stockholder. Unless contrary direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR the ratification of the appointment of Dyax’s independent registered public accounting firm as described in Proposal 2, and in accordance with the determination of a majority of the Board of Directors as to any other matters. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Secretary, or by attending the 2006 Annual Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2006 Annual Meeting.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

(CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)